UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2005

Material Technologies, Inc.
Exact Name of Registrant as specified in its charter

Delaware                                                          33-23617                                    95-4622822
State or other jurisdiction                                  Commission                              IRS Employer
         of incorporation                                         File Number                            Identification No.

11661 San Vicente Blvd., Suite 707, Los Angeles, California                    90049
              Address of principal executive offices                                      Zip Code

Registrant’s telephone number, including area code: (310) 208-5589

Section 1.  – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

(a)    (1) On August 31, 2005, the Registrant executed a workout agreement (the “Workout Agreement”), with an effective date of August 15, 2005, with the University of Pennsylvania (“Penn”).  The Registrant  and Penn are parties to a License Agreement dated August 26, 1993, as amended by Amendment 1 dated December 17, 1997 (together, the “Amended Licensed Agreement”).  Penn and the Registrant are also parties to a Sponsored Research Agreement dated August 26, 1993 (the “SRA Agreement”), as amended by a Repayment Agreement dated December 17, 1997 (the “Repayment Agreement”, and together with the SRA Agreement, the “SRA/Repayment Agreement”).

        (2) Pursuant to the terms of the Workout Agreement the Registrant and Penn:

(i)                  acknowledged, that as of December 31, 2004, all amounts due and owing to Penn pursuant to the SRA/Repayment Agreement are Seven Hundred Sixty Thousand Eight Hundred Thirty-One Dollars ($760,831.00) (the “Remaining Obligation”);

(ii)                On August 12, 2005, the Registrant delivered to Penn the sum of Twenty-Five Thousand Dollars ($25,000), as a partial payment of the Remaining Obligation owed pursuant to the SRA/Repayment Agreement;

(iii)               On or before each one-year anniversary of the Workout Agreement Effective Date (August 15, 2005), the Registrant shall pay Penn an additional sum equal to Twenty Five Thousand Dollars ($25,000), which will be applied toward reducing the then-current Remaining Obligation and Accrued Interest;

(iv)              Beginning with Registrant’s Second Quarter 2005, and continuing for so long as any portion of the Remaining Obligation or Accrued Interest are outstanding, Registrant shall pay, or shall cause a Registrant Affiliate to pay, to Penn quarterly payments (each, the “Quarterly Payment”), toward the full payment of the Remaining Obligation and Accrued Interest.  Such Quarterly Payment shall be due to Penn by the earlier of:  (a) ten days following the filing of Registrant’s quarterly Form 10-Q or Form 10-K for each year that any portion of the Remaining Obligation or Accrued Interest is outstanding; or (b) sixty (60) days after the end of the calendar quarter for any quarter in which any portion of the Remaining Obligation or Accrued Interest in outstanding.  Notwithstanding the foregoing, the Quarterly Payments shall be made only out of, and not to exceed ten percent (10%) of, Registrant’s Net Income Before Extraordinary Items and Provision for Income Taxes (“Net Income”).  “Net Income” shall have the same meaning as “Net Income Before Extraordinary Items and Provision for Income Taxes” as set forth in Registrant’s publicly-filed quarterly and annual financial statements with the Securities and Exchange Commission or successor regulatory authority and determined by Registrant’s accountant in accordance with generally accepted accounting principles consistently applied, or, in the case of an Affiliate, as “net income” determined by the Affiliate’s accountant in accordance with generally accepted accounting principles consistently applied.  If Registrant or a Registrant Affiliate has any Net Income for a quarter, Registrant shall pay, or shall cause the Registrant Affiliate or Licensee to pay, some amount to Penn as a Quarterly Payment up to the 10% of Net Income; if Registrant or a Registrant Affiliate does not have Net Income for the quarter, then no Quarterly Payment shall be due.

(v)                The Registrant agreed to issue to Penn, certain Class A common shares as described in Section 3 below.

(vi)              In the event Registrant fails to remit, or fails to cause its Affiliate or any licensee to remit, any payment due under the Workout Agreement, Penn shall deliver a written notice to Registrant, demanding payment.  If such payment is not paid to Penn within sixty (60) days after the date of such written notice (the “Due Date”), in addition to any other rights and remedies Penn may have at law or in equity:

(a)        Penn shall have the right to immediately file suit to enforce the terms of the Workout Agreement; and

(b)        Penn shall have the right, but not the obligation, to terminate the Amended License Agreement, effective as of a date selected by Penn at least sixty (60) days after the Due Date, by delivering a notice of termination of the Amended License Agreement to Registrant at least thirty (30) days prior to the selected effective date of such termination of the Amended License Agreement.

Section 3.  – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

a)      On August 12, 2005, and pursuant to the Workout Agreement, the Registrant authorized the issuance of 4,552,000 Class A common shares (the “Shares”). The Shares represent collectively, five and one quarter percent (5.25%) of the Registrant’s outstanding common shares as of December 31, 2004, are subject to an eighteen (18) month lockup agreement  and were issued pursuant to Regulation D, Rule 506.

b)      The Registrant received no cash consideration for the Shares. The Registrant valued the agreement of Penn not to pursue any legal remedies under the Amended Licensed Agreement and the SRA/Repayment Agreement at Five Million, Four Hundred Ninety One Thousand and Two Hundred and 00/100 dollars ($5,491,200). This sum was credited to shareholder equity on the Registrant’s balance sheet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                Material Technologies, Inc.

September 12, 2005                                                         By: __/s/ Robert M. Bernstein ___________
                                                                                                       Robert M. Bernstein, CEO